UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 29, 2016

PLYMOUTH INDUSTRIAL REIT, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-173048

Maryland	27-5466153
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

260 Franklin Street, Suite 1900, Boston, MA 02110	(617) 340-3814
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-I2 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.I4d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry Into a Material Definition Agreement.

On February 29, 2016, Plymouth Industrial OP, LP (the “Borrower”), the operating partnership of Plymouth Industrial REIT, Inc. (the “Company”), entered into a Forbearance Agreement (the “Forbearance Agreement”) by and among the Borrower, the Company, the subsidiaries of the Borrower (the “Property Guarantors”) and the lender (the “Lender”) under the Loan Agreement, dated October 28, 2014, by and among the Borrower, the Company, the Property Guarantors and the Lender’s predecessor in interest (the “Loan Agreement”).

On February 29, 2016, the Borrower notified the Lender that it would be unable to pay the Obligations (as defined in the Loan Agreement), which were due and payable under the Loan Agreement as of such date (the “Payment Default”). Subject to the terms of the Forbearance Agreement, the Lender has agreed it will forbear, during the Forbearance Period (as defined below), from exercising certain of its available remedies under the Loan Agreement with respect to or arising out of the Payment Default.

The Borrower and the Lender entered into the Forbearance Agreement to provide the Borrower with time to evaluate potential financing alternatives, with the objective of reaching agreement with the Lender by the end of the Forbearance Period. The Company is engaged in discussions with the Lender with respect to such financing alternatives; however, there can be no assurance that the Company will reach any agreement with the Lender to structure any potential financing by the end of the Forbearance Period, if at all, or that the Forbearance Agreement or Forbearance Period will be extended.

The forbearance period (the “Forbearance Period”) under the Forbearance Agreement will expire on the earlier to occur of (1) April 30, 2016 or (2) the occurrence of any event of default under the Loan Agreement other than the Payment Default.

The foregoing description of the Forbearance Agreement does not purport to be complete and is subject to, and qualified, in its entirety by, the full text of the Forbearance Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.      Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit

10.1	Forbearance Agreement, dated as of February 29, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2016

PLYMOUTH INDUSTRIAL REIT, INC.

By:     /s/ Jeffrey E. Witherell

Jeffrey E. Witherell

Chief Executive Officer